Exhibit 99.1

Gerdau Long Steel North America Equity Incentive Plan 2013 Award Exchange

Disclaimer IMPORTANT INFORMATION The tender offer documents that are being sent to you, including documents we filed or will file with the United States Securities and Exchange Commission (SEC), such as the Offer to Exchange and the Schedule TO, contain important information about the exchange program. You should read this information and the documents we filed or will file with the SEC before deciding whether to exchange your eligible options or stock appreciation rights. You may access the Offer to Exchange, Schedule TO and other documents we have filed or will file with the SEC free of charge on the SEC’s website at www.sec.gov or by contacting Aneta Booth at aneta.booth@gerdau.com. We are providing you with this presentation to explain the exchange program and any hypothetical examples used in this presentation are for illustrative purposes only. None of Gerdau, its subsidiaries, or its or their Boards of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your eligible options or stock appreciation rights in the exchange offer, and none of Gerdau, its subsidiaries or its or their Boards of Directors have authorized any person to make any recommendation on its or their behalf. This is a voluntary program and you must make your own decision whether to tender your eligible options or stock appreciation rights. You should consult your personal outside advisor(s) if you have questions about your financial, legal or tax situation as it relates to this exchange offer.

My Pay Strategic Objectives Attract and retain high-caliber professionals. Support the culture of setting challenging targets and the achievement of high-performance results. Offer opportunities to achieve total compensation above market-average for those who achieve higher levels of performance. Compensation Component Target Market Position 1 Base Salary 50th percentile of market 2 Target Total Cash Compensation 75th percentile of market 3 Long-term Incentives 50th percentile of market 4 Total Direct Compensation (2+3) Between 50th and 75th percentile of market

Gerdau Long-term Incentives LTI Objectives Attract – Offer an LTI program that allows participants in the Company awards aligned with growth and long-term success. Retain – The LTI program, through a vesting schedule, should support the retention of participants in the Company. Motivate – Through both share appreciation and performance metrics, the LTI program should focus participants on long-term sustainable improvements. Alignment – Align with the interests of the Company and the Shareholders

2014 AWARDS

2014 Awards In order to better align with Gerdau LTI objectives, new awards granted in 2014 will be awarded in Restricted Stock Units (RSUs) and Performance Share Units (PSUs). Restricted Stock Units (RSUs) - An RSU represents the right to receive one share of stock at a future time. Designed for long-term retention Focus on long-term sustainable growth and have value tied to share price Performance Share Units (PSUs) - A PSU represents the right to receive one share of stock at a future time subject to a performance measure. Tied to long-term sustainable Company performance Aligned with the interests of the Company and the Shareholders Other LTI Vehicles Stock Options, Deferred Stock Units, Stock Appreciation Rights, etc. are available for use in the plan and shall be used when appropriate.

What new awards mean for you and the Company What RSUs and PSUs mean to you: Risk Reduction - RSUs always have value (RSUs are never under-water). To the extent that the stock price increases, the value may continue to go up. If the stock price decreases, their value will go down. RSUs are awarded annually, so stock will be deposited annually following a prescribed vesting schedule, as long as you continue to be employed by the Company. PSUs have value as long as company performance metrics are met over a 5-yr performance period – more information to be provided. Value to the Company Because RSUs always have value, they improve Company Retention regardless of stock price movement. Participants are encouraged to focus on long-term sustainable results rather than short term volatility and market-timing. PSUs tie all participants to long-term value-creation by tying company results to payouts. Awards that are under-water do not support the Company’s objective of retention.

2014 Award Mix Grades 23 - 26 100% SARs Grades 27 and above 25% SARs 25% RSUs 50% PSUs Current 2014 All Participants 40% RSUs Vest 20%/year 60% PSUs 5 year vesting *Grandfathered employees will also move to the new award mix.

Restricted Stock Units Restricted Stock Units (RSUs) - An RSU represents the right to receive one share of stock at a future time. Participants must continue active employment with the Company until the end of a waiting period before receiving the share. The waiting period is referred to as a vesting schedule. Components of an RSU Vesting Schedule – The vesting schedule defines when units will be converted to shares. Settlement – One share will be delivered for each RSU that vests. Note that while there is no grant price with an RSU, fair market value is used to determine the number of awards to be received in the exchange.

Restricted Share Units - Example Share price is relevant for tax purposes and the sale of shares following distribution but not the number of RSUs that vest. Note that this example shows an upward trend in the share price. The share price may, of course, also decrease.

Example RSU Distribution* Awarded: 1,000 RSUs Award Date March 20, 2014 March 20, 2015: 200 shares delivered Closing Price: $12.00 Gross Proceeds $2,400 Estimated Taxes $783.60 (Taxes ~ 65.3 ADSs so 66 ADSs are sold) Net Value $1,616.40 Net Shares 134 Shares Excess Cash $8.40 Remaining RSUs 800 Shadow Payroll ***Earnings 2014 EIP RSU $2,400.00 ***Taxes Federal Taxes $ 600.00 SS $ 148.80 FICA $ 34.80 ***Deductions 2014 RSU Ded $1,616.40 Net Paycheck $ 0.00 *Example does not reflect brokerage or other third-party fees and assumes a closing price of $12.00. The actual closing price may differ substantially from this price.

Performance Share Units Performance Share Units (PSUs) - A PSU represents the right to receive one share of stock at a future time subject to a performance measure. Before shares are delivered to participants, 1) participants must continue active employment with the Company until the end of a waiting period, and 2) the Company must satisfy certain performance measures. The waiting period is referred to as a vesting schedule. Components of an PSU Vesting Schedule – The vesting schedule defines when units will be converted to shares. Gerdau PSUs typically vest on the fifth anniversary of the grant date (typically in March) Performance Metric – The performance measure that determines how many PSUs will vest. The metric can vary from award to award based on the Company strategy. Settlement – One share will be delivered for each PSU that vests. Performance Timeline – Each year performance is measured over the fiscal year (January 1 – December 31)

Performance Share Units- Example Share price is relevant for tax purposes and the sale of shares following distribution but not the number of RSUs that vest. Note that this example shows an upward trend in the share price. The share price may, of course, also decrease.

PSU Performance Matrix PSU Performance Matrix Gerdau Business Unit Gerdau S.A. Corporate 100% 0% Business Units (GLN, GSN, GBB, GLA, etc.) President 50% 50% Executive Committee 25% 75% Other Participants 0% 100% Performance is measured Globally, or by business unit, depending on the employee position.

Example PSU Distribution* Awarded: 1,000 PSUs Grant Date: March 20, 2014 5-yr Performance 110% PSUs that Vest 100% March 20, 2019 1,000 PSUs are delivered Closing Price $12.00 Gross Proceeds $12,000 Estimated Taxes $3,918.00 (Taxes ~ 326.5 shares so 327 shares are sold) Net Value $8,082.00 Net Shares 673 shares Excess cash $6.00 Shadow Payroll ***Earnings 2014 EIP PSU $12,000.00 ***Taxes Federal Taxes $3,000.00 SS $ 744.00 FICA $ 174.00 ***Deductions 2014 PSU Ded $8,082.00 Net Paycheck $ 0.00 *Example does not reflect brokerage or other third-party fees and assumes a closing price of $12.00 and a performance factor of 110%. The actual closing price and performance factor may differ substantially from this example.

RSUs and SARs/Options Hypothetical Illustration Award Value $1,000 Grant Price $10.00 BS Value $4.20 SARs 238 RSUs 100 Break-Even Value $17.25 Appreciation required to have equivalent value 72.5% Annual Appreciation for 5 yrs to have equivalent value 11.5% Stock Appreciation We cannot provide assurances that our stock price will increase and it is possible that it will decrease over the term of the awards. In addition, the above chart does not consider any differences in taxation, vesting or other restrictions. value

Vesting Schedule – Single Grant 8% YR 1 YR 2 YR 3 YR 4 YR 5 60% PSUs will vest 100% after five years (based on performance) RSUs will vest 20% per year 100% 0% 8% 8% 8% 8% *Assumes continued employment.

Vesting Schedule – Continuous Grants 8% YR 1 YR 2 YR 3 YR 4 YR 5 60% RSUs will vest 20% per year 100% 0% 8% 8% 8% 8% 8% 8% 8% 8% 8% 8% 8% 8% YR 6 8% 8% 8% 8% 8% YR 7 8% 8% 8% 8% 8% 8% 8% 60% 60% *Assumes continued employment. PSUs will vest 100% after five years (based on performance)

HISTORICAL AWARDS

Outstanding Awards Option to Exchange Outstanding SARs and Stock Options In preparation for the 2014 transition to RSUs and PSUs, all active and retired participants will be given an opportunity to make a one-time election to exchange outstanding SARs or stock options to an equivalently-valued number of RSUs (US active participants), Restricted Stock (Canadian active participants), or ADSs (US and Canadian retired participants). The exchange is for an equivalent value of RSUs/Restricted Stock/ADSs. Valuation of all outstanding SARs and Options were conducted by a third party (Bloomberg Finance L.P.) on September 20, 2013. The exchange is for all outstanding SARs and Options held by a participant and individual grants may not be exchanged (i.e. all-or-nothing). SARs and Options may be exercised during the election period, but the resulting number of full-valued awards (RSUs, Restricted Stock or ADSs) will change as a result of any exercises to properly reflect the value for value exchange.

US Active - Hypothetical Exchange Example $7,590 ÷ $7.47 = 1016 New RSUs Exchanged RSUs will vest on a 20% schedule outlined below. The first vesting of RSUs will be in December of this year. Example Vesting December 9, 2013 203 March 20, 2015 203 March 20, 2016 203 March 20, 2017 203 March 20, 2018 204 1. All Option and SAR valuations were conducted by Bloomberg, a third party consultant. Number of SARs/Options Grant Price Closing Price on Sept 20, 2013 Exercise Value on Sept 20, 2013 Fair Market Value on Sept 20, 20131 Total Value 1,000 $7.51 $7.47 $0 $4.15 $4,150 800 $4.354 $7.47 $2,493 $4.30 $3,440 1,800 $2,493 $7,590

Canada Active - Hypothetical Exchange Example $7,590 ÷ $7.47 = 1,016 Restricted Stock All Option and SAR valuations were conducted by Bloomberg, a third party consultant. Tax rates may vary by participant. Number of SARs/Options Grant Price Closing Price on Sept 20, 2013 Exercise Value on Sept 20, 2013 Fair Market Value on Sept 20, 20131 Total Value 1,000 $7.51 $7.47 $0 $4.15 $4,150 800 $4.354 $7.47 $2,493 $4.30 $3,440 1,800 $2,493 $7,590 Date Restriction Schedule Modified schedule for tax withholding (assume 43% tax rate2) December 9, 2013 203 437 (shares are sold to cover the immediate tax liability) March 20, 2015 203 0 (203 shares were accelerated to 2013 for taxes) March 20, 2016 203 172 (31 shares were accelerated to 2013 for taxes) March 20, 2017 203 203 March 20, 2018 204 204

Restricted Stock Restricted Stock - Restricted stock are shares of Gerdau (represented by American Depository Shares or ADSs) that have a restriction on your ability to sell. Participants must continue active employment with the Company until the end of the vesting schedule before having the ability to sell the shares. The restriction period is referred to as a vesting schedule. Components of restricted stock Vesting Schedule – The vesting schedule defines when shares may be sold. If a participant leaves the company before restricted shares are vested, restricted shares will be returned to the Company. Canada Taxation – The entire Restricted Stock grant is considered taxable as income when awarded. Cost basis – The cost basis for restricted stock is the price at which the shares are received. When restrictions end and shares are sold, the increase or decrease in the share price is considered capital gain or capital loss. Dividends – Gerdau restricted stock are dividend eligible. Holders of restricted stock will receive dividends applied to their account (the same as ADSs).

US or Canadian Retirees - Hypothetical Exchange Example $7,590 ÷ $7.47 = 1016 ADSs Gerdau shares (represented by American Depository Shares or ADSs) that are a result of your election to exchange will be distributed on December 9, 2013. 1. All Option and SAR valuations were conducted by Bloomberg, a third party consultant. Number of SARs/Options Grant Price Closing Price on Sept 20, 2013 Exercise Value on Sept 20, 2013 Fair Market Value on Sept 20, 20131 Total Value 1,000 $7.51 $7.47 $0 $4.15 $4,150 800 $4.354 $7.47 $2,493 $4.30 $3,440 1,800 $2,493 $7,590

Comparison of Options and SARs to RSUs and Restricted Stock Options and Stock Appreciation Rights Restricted Stock Units (RSUs) and Restricted Stock Value Exercise value is equal to the amount that the stock price appreciates above the exercise price (stock price - exercise price) Based on the value of the stock at the time of vesting (RSUs) or issuance (restricted stock). Exercise Process Participant must act at the time he/she feels the price is the highest No action on the part of the participant. Shares automatically are delivered (or after the restriction requirements are satisfied) to participant's account after vesting (or the restriction requirements are satisfied). Risk If the stock price falls below the exercise price, then the awards have no exercise value. As long as the stock is publicly traded, awards always have some value. Reward Generally more Options or SARs are awarded than RSUs. Therefore, the value of options or SARS generally increase or decrease faster than a similar RSU or restricted stock grant. RSUs and restricted stock can appreciate (but can also depreciate) with the stock price. Dividends SARs do not allow for dividends RSUs do not allow for dividends, but dividends may be paid on restricted stock.

Exchange Rules/Guidelines In order to make your election, you have the following options: Accept the Offer of Exchange by: Logging in to your Fidelity Account as netbenefits.fidelity.com, where you can choose to accept the terms of the Offer to Exchange (instructions will be provided) Completing a Form of Acceptance and: emailing it to aneta.booth@gerdau.com faxing it to (813) 319-4881 (Attn: Aneta Booth) or mailing it to: Gerdau Compensation Attn: Aneta Booth 4221 W Boy Scout Blvd, Suite 600 Tampa FL, 33607 Note that if you accept the Offer to Exchange online you will be prompted to elect a tax withholding method to allow Fidelity to sell shares to cover your tax obligation for RSUs or Restricted Stock. If you do not accept online, you should log on to your Fidelity Account prior to December 9, to elect your tax withholding method. Reject the Offer to Exchange, in which case you do not have to take any action. If after you accept the Offer to Exchange you wish to withdraw it, complete a Withdrawal Form and submit it using one of the methods described in 1b) above. If after withdrawing you wish to re-elect acceptance, complete a Re-Election Form and submit it using one of the methods described in 1b) above.

Timeline of Events (subject to modification) Week of October 14 Materials provided to participants October 16, 2013 Black-out for Company insiders October 21, 2013 Election period commences (GLN and GSN both on Fidelity) October 31, 2013 Gerdau earnings release (Insider black-out ends) November 19, 2013 Election Period Ends (unless extended by the Company) Exercise restriction period begins for system updates November 27, 2013 Exercise restriction period ends December 9, 2013 First 20% of RSUs vest (if awards are exchanged)

Other F.A.Q.s Q: Am I required to participate in the exchange offer? A: No. Participation in the exchange offer is voluntary. A non-election will result in no exchange of your awards. Q: Will I have an opportunity to exercise my current vested stock options or SARs that are in the money before making an election? A: Yes, awards will continue be available to exercise until the end of the election period on November 19. From November 19 through November 27, exercise activity will be restricted to allow for system updates. Q: When will my new RSUs be available to view online? A: Your RSUs should be available to view online immediately following your exchange election. Although you will not be able to exercise your stock options and SARs during the black-out period or after selecting to exchange for RSUs, they may continue to be visible for a short time period. Q: Are there any tax consequences to accepting the exchange? A: In the United States taxes are due at vesting for RSUs. Because the first vesting will occur in 2013, there will be a tax effect. Shares will be sold to cover the new tax liability for each vesting. Because the first vesting will occur in 2013, a certain number of your shares will be sold to cover your tax liability. Then additional shares will be sold to cover your taxes each time RSUs vest. In Canada, restricted stock will be taxed at the time of the grant (December, 2013) if you decide to accept the terms of the Exchange Offer. Once restrictions lapse any subsequent gain or loss on the sale of the shares will be considered capital gain or capital loss. Your cost basis will be the stock price on the grant date.

Other F.A.Q.s Q: If I have questions in accepting my awards, who should I call? A: You can call Fidelity directly at 800-544-9354. Q: If I elect to participate in this offer and leave the Company before awards are vested will I retain any value? A: No, all awards that are unvested at the time of a participant’s separation will be cancelled. Q: Can I change my election after I submit my electronic acceptance? A: Yes. To change an election, you will have to submit a withdrawal form in accordance with the instructions contained in the Offer to Exchange. Q: What other Resources should I consult? A: Although the Board of Directors and Shareholders have approved this opportunity, it is recognized that the decision to be made is an individual one and should be based on a variety of factors. As a result, you should consult with your personal legal, financial, and tax advisors before deciding whether to participate in this offer. Q: Who can I contact regarding additional questions related to the offer? A: Please send all questions to aneta.booth@gerdau.com

Termination Provisions for new Awards under the EIP Options / SARs RSUs/Restricted Stock (RS) PSUs Termination Treatment of Unvested Awards Cancelled RSUs – Cancelled RS– Returned to the Company. Cancelled Treatment of Vested Awards Participant has 90 days to exercise Not applicable – RSUs - Awards are delivered upon vesting. RS – Restriction requirements are satisfied upon vesting. Not applicable - Awards are delivered to participant upon vesting. Retirement, Death, Disability Treatment of Unvested Awards Fully Vest RSUS - Fully vest and delivered RS - Restriction requirements satisfied. Vest Pro-rata according to the number of months since grant. Performance is based on full performance years and the most recent forecast for the year of retirement. Treatment of Vested Awards Participant has 2 years to exercise Not applicable – RSUs - Awards are delivered upon vesting. RS – Restriction requirements are satisfied upon vesting. Not applicable - Awards are delivered to participant upon vesting.